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                                                                EXHIBIT 4(d)(ii)

                              OFFICERS' CERTIFICATE
                    PURSUANT TO SECTION 301 OF THE INDENTURE


                  We, the undersigned Wm. M. Warren, Jr. and G. C. Ketcham, President and Executive Vice President, Chief Financial Officer and Treasurer, respectively, of Energen Corporation (the "Company"), in accordance with Section 301 of the Indenture, dated as of September 1, 1996 (the "Indenture"), of the Company to The Bank of New York, as trustee (the "Trustee"), and pursuant to the Board Resolution adopted by the Company's Board of Directors (capitalized terms used herein and not defined herein have the meaning specified in the Indenture) as of August 20, 1996, do hereby amend the terms and characteristics of the Medium-Term Notes, Series A established pursuant to our Officers' Certificate dated September 13, 1996 (the "Certificate"), to increase the aggregate principal amount of the Notes which may currently be authenticated and delivered under the indenture as set forth in clause (b) of the Certificate from the $40,000,000 previously authorized to $125,000,000, except as contemplated in
Section 303 of the Indenture.

                  Except as modified and amended herein, the Certificate remains in full force and effect.


                  IN WITNESS WHEREOF, we have hereunto signed our names this 8th day of July, 1997.



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                               Wm. M. Warren, Jr.
                                    President


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                                  G. C. Ketcham
                            Executive Vice President,
                      Chief Financial Officer and Treasurer


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